UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2009

Butler International, Inc.
(Exact name of registrant as specified in charter)

Maryland	0-14951	06-1154321
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 E. Las Olas Boulevard, Suite 1730, Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 761-2200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposal of Assets.

On July 15, 2009, pursuant to the previously announced Asset Purchase Agreement (the “Purchase Agreement”), dated June 23, 2009, Butler Publishing, Inc. (“Publishing”), a subsidiary of Butler International, Inc. (the “Company”), and with respect to certain provisions, the Company, completed the sale of substantially all of Publishing’s operating assets and certain intellectual property rights owned by the Company and related to or used in the business of Chief Executive Magazine and Publishing, to Chief Executive Group, LLC.   The consideration paid for such assets was approximately $220,000 in cash, plus the assumption of certain liabilities associated with the acquired assets.  The Purchase Agreement and the transactions contemplated thereby were approved on July 14, 2009 by the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).  As previously disclosed, on June 1, 2009, the Company, and certain of its direct and indirect subsidiaries, including Butler Services International, Inc., Butler of New Jersey Realty Corp., Butler Service Group, Inc., Publishing, Butler Telecom, Inc., Butler Utility Service, Inc., Butler Services, Inc., and Butler Resources, LLC, each filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code in the Bankruptcy Court.

The summary of the Purchase Agreement set forth in this Form 8-K does not purport to be complete and is qualified in its entirety by reference to the file text of the Purchase Agreement  filed as Exhibit 2.1 hereto and incorporated herein by this reference.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits.

2.1	Asset Purchase Agreement, dated June 23, 2009, by and between Chief Executive Group, LLC, Butler Publishing, Inc., and with respect to certain sections only, Butler International, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 22, 2009	Butler International, Inc. (Registrant)

/s/ Ronald Uyematsu
Ronald Uyematsu President and Chief Executive Officer